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                              EXHIBIT NUMBER 4(a)6

THIS AGREEMENT dated March 23, 2006 is made


BETWEEN:-

(1) CHINA ENTERPRISES LIMITED, a company incorporated in Bermuda whose registered address is situated at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda and whose principal place of business in Hong Kong is at 8/F Paul Y Centre, 51 Hung To Road, Kwun Tong, Hong Kong (the "Subscriber"); and

(2) WING ON TRAVEL (HOLDINGS) LIMITED, a company incorporated in Bermuda whose principal office in Hong Kong is situated at 7th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong (the "Company"),

each a "party" and collectively the "parties".


WHEREAS:-

(A) the Company is a company incorporated in Bermuda and having an authorised share capital of HK$1,500,000,000 divided into 1,500,000,000 Shares of which 437,586,108 Shares are in issue and are fully paid or credited as fully paid as at the date of this Agreement;

(B) the Company proposes to issue Notes of up to HK$1,000,000,000 in aggregate principal amount of Notes;

(C) the Notes will be constituted by a trust deed expected to be dated the Completion Date (as defined herein) (the "Trust Deed") between the Company and a trustee (the "Trustee") to be appointed by the Issuer and approved by the Subscriber and subscribers of the Other Subscription Agreements acting reasonably. Payments of principal on the Notes will be made on behalf of the Company by paying agents appointed under a paying and conversion agency agreement expected to be dated the Completion Date (the "Paying and Conversion Agency Agreement") between the Company, the Trustee and the paying agents named therein (the "Paying Agents");

(B) the Company now has agreed to issue and the Subscriber has agreed to subscribe for the Subscription Note upon and subject to the terms and conditions set out in this Agreement.


NOW IT IS HEREBY AGREED as follows:-

1.    INTERPRETATION

1.1 In this Agreement and the recitals hereto, the words and expressions set out below shall have the meanings attributed to them below unless the context otherwise requires:

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

"Announcement"                  means the announcement to be made by the Company
                                concerning this Agreement and the proposed issue
                                of the Notes as required by the Listing Rules as
                                (only so far as it relates to the description of
                                the Subscriber) approved by the Subscriber;

"Audited Accounts Date"         means 31st December, 2004;

"Business Day"                  means any day other than a Saturday on which
                                banks in Hong Kong are open for business;

"Capital Reduction"             means the proposed reduction in the nominal
                                value of the issued share capital of the Company
                                from HK$1.00 each per Share to HK$0.10 per Share
                                by cancelling HK$0.90 paid up on each issued
                                existing Share as set out in the announcement of
                                the Company dated 1st March 2006;

"Capital Restructuring"         means the Capital Reduction and the Subdivision;

"CEL Subscription Agreement"    means the subscription agreement of even date
                                for the subscription of the Notes in the
                                aggregate principal amount of HK$300 million
                                entered into between the Company and China
                                Enterprises Limited on no more favourable terms
                                than those offered to the Subscriber under this
                                Agreement;

"Completion"                    means the date fixed for completion pursuant to
                                Clause 4 or, where the context so admits or
                                requires, the performance by the parties hereto
                                of their respective obligations under Clause 4;

"Completion Date"               has the meaning ascribed thereto in Clause 4.1;

"Conditions"                    means the terms and conditions to be attached
                                to or form part of the Notes (with such
                                amendments thereto as the parties may agree),
                                and "Condition" refers to the relative
                                numbered paragraph of the Conditions;

"Conditions Precedent"          means the conditions precedent set out in
                                Clause 3.1;

"Conversion Rights"             means the rights attached to the Notes to
                                convert the principal amount of the Notes or a
                                part thereof into Conversion Shares in
                                accordance with the

                                                                             - 2
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

                                Conditions;

"Conversion Shares"             means the Shares to be issued by the Company
                                under the Notes (upon exercise by a Noteholder
                                of the Conversion Right, or otherwise pursuant
                                to the Conditions);

"CSH" means China Strategic Holdings Limited, a company incorporated in Hong Kong with limited liability and the shares of which are listed on the Main Board of the Stock Exchange;

"Group" means the Company and its Subsidiaries from time to time and a "member of the Group" shall be construed accordingly;

"HK$" and "cents"               means Hong Kong dollars and cents, respectively;

"Hong Kong"                     means the Hong Kong Special Administrative
                                Region of the People's Republic of China;

"Interim Accounts Date"         means 30th June, 2005;

"Listing Rules"                 means the Rules Governing the Listing of
                                Securities on the Stock Exchange;

"Memorandum of Association      means the memorandum of  association and the
  and Bye-Laws"                 bye-laws of the Company from time to time;

"Notes" means the 2% convertible notes to be constituted by the Trust Deed in the aggregate principal amount of up to HK$1,000,000,000 issued or to be issued by the Company with the benefit of and subject to the provisions of the Conditions, substantially in the form set out in Schedule 1 and "Note" shall be construed accordingly;

"Noteholder"                    means the person who is for the time being the
                                holder of a Note;

"Offers"                        means the GDI Offer and the China Strategic
                                Offer (both as defined in the circular dated
                                10th September 2005 of China Strategic Holdings
                                Limited and the circular dated 14th September, 2005 of Hanny Holdings Limited);

"Other Subscription             means the CEL Subscription Agreement and the six
  Agreements"                   subscription agreements all of even date for

                                                                             - 3
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

                                the subscription of the Notes (excluding the Subscription Note) entered into between the Company and each of the following parties on terms no more favourable than those offered to the Subscriber under this Agreement:-

                                Gandhara Advisors Asia Ltd.
                                Highbridge International LLC
                                Highbridge Asia Opportunities Master L.P.
                                DKR Soundshore Oasis Holding Fund Ltd
                                PMA Capital Management Limited, acting as agent on behalf of funds managed by it (as specified in the relevant subscription agreement to which it is party)
                                Mr. Ma Ho Man, Hoffman
                                Hutchison International Limited

"Placing"                       mean the placing of up to 175,000,000 new
                                Shares as set out in the announcement of the
                                Company dated 1st March, 2006;

"PRC"                           means the People's Republic of China;

"Shares" means as at the date hereof shares of HK$1.00 each in the share capital of the Company and (in the context of the Placing, the Subscription
                                Note and shares which fall to be issued pursuant thereto) ordinary share(s) of HK$0.10 each in the capital of the Company after completion of the Capital Restructuring;

"Subdivision"                   a proposed subdivision of each unissued share of
                                HK$1.00 each into 10 shares of HK$0.10 each as
                                described in the announcement of the Company
                                dated 1st March 2006;

"Subscription"                  means the subscription of the Subscription Note
                                by the Subscriber under this Agreement;

"Subscription Note"             means the Note of aggregate principal amount of
                                HK$300 million;

"Subsidiary"                    has the meaning ascribed to it in the Listing
                                Rules;

"Stock Exchange"                means The Stock Exchange of Hong Kong Limited;

                                                                             - 4


"Warranties"                    means the representations, warranties and
                                undertakings contained in Clause 5.

1.2 Expressions defined in the Conditions shall, unless the context otherwise requires, have the same meanings where used herein.

1.3 The expressions "Company" and "Subscriber" shall where the context permits include their respective successors and permitted assigns and any persons deriving title under them.

1.4 In this Agreement, unless the context requires otherwise, references to statutory provisions shall be construed as references to those provisions as replaced, amended, modified or re-enacted from time to time; words importing the singular include the plural and vice versa and words importing gender or the neuter include both genders and the neuter; references to this Agreement or any issue document shall be construed as references to such document as the same may be amended or supplemented from time to time; unless otherwise stated, references to "Clauses" and the "Schedule" are to clauses of and schedules to this Agreement. Clause headings are inserted for reference only and shall be ignored in construing this Agreement.


2.    SUBSCRIPTION OF THE SUBSCRIPTION NOTE

2.1 Subject to fulfilment of the Conditions Precedent, the Company shall issue the Subscription Note to the Subscriber and the Subscriber hereby agrees to subscribe for or procure the subscription of the Subscription Note at its face value.

2.2 Subject to fulfilment of the Conditions Precedent, on Completion, the Company shall, issue the Subscription Note at their face value to the Subscriber which shall be paid for by the Subscriber to the Company or such other party as it may direct in writing at Completion by delivery of a banker's draft or by telegraphic transfer of the relevant amount in accordance with Clause 4.2.


3.    CONDITIONS PRECEDENT

3.1 The obligation of the parties hereto to effect Completion shall be conditional upon:-

      (a) the passing by the requisite majority required under the Listing Rules of shareholders of the Company in general meeting of all necessary resolutions to ratify the Company's entering into this Agreement and performance of the transactions contemplated in this Agreement including the issue of the Subscription Note and the Shares which fall to be issued and allotted on exercise of conversion rights attached to the Subscription Note;

      (b) the Listing Committee of the Stock Exchange having granted (either unconditionally or subject only to conditions to which the Company and the Subscriber both acting reasonably do not object) listing of and permission to deal

                                                                             - 5
            in the Conversion Shares;

      (c) the passing by the requisite majority required under the Listing Rules of shareholders of CSH in general meeting of a resolution to approve the terms of the CEL Subscription Agreement (including the exercise of conversion rights and exchange rights attached to the Notes);

      (d) the obtaining of all consents (including shareholders approval) that are required under the Hong Kong Code on Takeovers and Mergers or the Executive (as defined in that Code) in connection with the Offers;

      (e) if required, an increase of authorised share capital of the Company to facilitate the issue of the Conversion Shares and the Bermuda Monetary Authority having approved the issue of shares of the Company permitted by such increased authorised capital, the issue of the Subscription Note and the Conversion Shares and the transferability of the Note and the Conversion Shares;

      (f)   the completion of the Capital Restructuring,

      (g) the Warranties made by the Company in this Agreement and specified at Clause 5.1 being true, complete and accurate and not misleading when made and shall be true, complete and accurate, and not misleading as at Completion as if made at Completion;

      (h) the Subscriber having received a legal opinion to be dated the Completion Date issued by Conyers Dill & Pearman, Bermuda counsel of the Company in respect of (i) the due incorporation and valid existence of the Company; and (ii) the due execution and enforceability against the Company of this Agreement, the Notes and the Trust Deed; (iii) the issue of the Subscription Note and the issue and allotment of the Conversion Shares under the laws of Bermuda in form and substance satisfactory to the Subscriber and the subscribers under the Other Subscription Agreements, all acting reasonably;

      (i) the Subscriber having received a legal opinion to be dated the Completion Date issued by Richards Butler, Hong Kong counsel of the Company in respect of the enforceability against the Company of this Agreement, the Notes and the Trust Deed under the laws of Hong Kong in form and substance satisfactory to the Subscriber and the subscribers under the Other Subscription Agreements, all acting reasonably;

      (j) the Trust Deed and the Paying and Conversion Agency Agreement, each in a form satisfactory to the Subscriber and the subscribers under the Other Subscription Agreements, all acting reasonably, shall have been executed by all parties thereto on or prior to the Completion Date;

      provided, however, the Subscriber may, at its discretion, waive satisfaction of the Condition Precedents specified in Clause 3.1 (g), (h),
      (i) and (j).

                                                                             - 6

3.2 The Company and the Subscriber agree that, in relation to the granting of listing of and permission to deal in the Conversion Shares as referred to in Clause 3.1(b), any condition which may be imposed by the Stock Exchange and/or the Listing Committee thereof requiring approval or consent of the Stock Exchange before the Notes may be transferred to a connected person (as defined in the Listing Rules) of the Company shall be a condition to which the Company and the Subscriber shall not reasonably object.

3.3 The parties shall use their respective reasonable endeavours to procure the fulfillment of all the Conditions Precedents. If any of the Conditions Precedents have not been fulfilled or waived by the Subscriber (in respect of the Condition Precedent specified in Clause 3.1(d)) on or before the day which falls on the expiry of 120 calendar days immediately following the date of this Agreement (or such later date as may be agreed by the parties hereto and the parties to the Other Subscription Agreements in writing then this Agreement (save and except Clauses 7 to 11) shall lapse immediately thereafter and be of no further effect and neither party to this Agreement shall have any claim against or liability or obligation to other party under this Agreement.


4.    COMPLETION

4.1 Subject to the Conditions Precedent being fulfilled or (as the case may be) waived, Completion shall take place at 20/F., Alexandra House, 16-20 Chater Road, Central, Hong Kong (or such other place as the Company and the Subscriber shall agree in writing) at 11:00 a.m. Hong Kong time on the third Business Day next following the date of fulfilment of the Conditions Precedent (other than the Condition Precedent set out in Clause 3.1(g),
      (h), (i) and (j)) last in time to be fulfilled or waived by the Subscriber (as the case may be) (or such other date as the parties and the parties to the Other Subscription Agreements may agree in writing) (such date being the "Completion Date") to the intent that Completion of the Subscription and completion of the subscription of Notes under the Other Subscription Agreements shall take place at the same time and place.

4.2 At Completion all (but not some only) of the following business shall be transacted:-

      (a)   the Company shall deliver to the Subscriber

            (i) a certified copy of the board resolution of the Company approving and authorising the execution and completion of this Agreement, the issue to the Subscriber (or as it may direct) of the Subscription Note by the Company and the execution of the Trust Deed;

            (ii) certified copies of documentary or other evidence reasonably satisfactory to the Subscriber showing that the Conditions Precedent (to the extent not waived) have been fulfilled;

            (iii) the Subscription Note duly issued in favour of the Subscriber or as it may direct;

                                                                             - 7

            (iv) a certified copy of the Trust Deed and the Paying and Conversion Agency Agreement; and

      (b) the Subscriber shall deliver a banker's draft issued by a licensed or registered bank in Hong Kong in the amount of HK$300 million made payable to the Company or such other person as the Company may direct or effect payment by telegraphic transfer to an account designated by the Company.

4.3 Neither the Company nor the Subscriber shall be obliged to proceed to Completion if the Other Subscription Agreements cannot be completed at the same time. Accordingly, if any of the Other Subscription Agreements cannot be completed at the same time, the Company or the Subscriber may by notice in writing to the other elect to:-

      (a) defer Completion to a date not more than 28 days after the said date (and so that the provisions of this Clause 4 (except this Clause 4.3) shall apply to Completion as so deferred); or

      (b) terminate this Agreement without any liability on the part of the Company or the Subscriber.

4.4 In the event of a termination of this Agreement pursuant to Clause 4.3, all obligations of each of the parties under this Agreement, save for Clauses 7 to 11, shall cease and determine and neither party shall have any claim against any other party in respect of any matter arising out of or in connection with this Agreement except for any breach arising prior to such termination.


5.    REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1 The Company hereby represents, warrants and undertakes to the Subscriber that as at the date of this Agreement and as at Completion that each of the matters set out below will be true, complete and accurate, and not misleading in all respects:

      (a) the Company is duly incorporated and validly existing in good standing under the laws of Bermuda and the information contained in Recital (A) is true and accurate. The entire existing issued share capital of the Company is listed on the Main Board of the Stock Exchange;

      (b) subject to the fulfilment of the Conditions Precedent, the Company has the authority to enter into and perform this Agreement and that in entering into this Agreement, the Company does not do so in breach of any applicable legislation and this Agreement constitutes and the Subscription Note, when issued, shall constitute valid, binding and enforceable obligations of the Company;

      (c) subject to the fulfilment of the Conditions Precedent, the Company has full power and authority to issue the Subscription Note and perform its obligations thereunder;

      (d) the Company is not in any material breach of any rules, regulations or

                                                                             - 8
            requirements of the Stock Exchange or its listing agreement made with the Stock Exchange and, subject to the fulfilment of the Conditions Precedent, all necessary consents, authorisations and approvals of any governmental agency or body required in Hong Kong or Bermuda for or in connection with this Agreement and the Subscription Note and the performance of the terms hereof and thereof have been obtained or made or shall have been obtained or made by Completion;

      (e) subject to the fulfilment of the Conditions Precedent, the execution of this Agreement and the issue of the Subscription Note shall not infringe and shall not be contrary to any laws of Hong Kong or Bermuda and shall not result in any breach of the terms of the Memorandum of Association and Bye-laws;

      (f) all statements of fact contained in the Announcement will when it is issued be true and accurate in all material respects and not misleading in any material respect and all statements of opinion, intention or expectation of the directors of the Company in relation to the Company or any of its Subsidiaries contained therein be truly and honestly held as at the date of the Announcement and will have been made after due and careful consideration and there is no other fact or matter omitted therefrom the omission of which would make any statement therein misleading in any material respect;

      (g) each member of the Group is duly incorporated or established and validly existing under the laws of the place of its incorporation or establishment with power to own its assets and has all material authorisations and licenses to conduct its business in the manner presently conducted nor is there any reason why any such authorisation or license should be withdrawn or cancelled and there has been no petition filed, order made or effective resolution passed for the liquidation or winding up of any member of the Group which is material to the operations and results of the Group taken as a whole;

      (h) the audited consolidated accounts of the Group for the financial year ended on the Audited Accounts Date:

            (i) have been prepared in accordance with generally accepted accounting principles and the accounting standards issued by the Hong Kong Institute of Certified Public Accountants that were applicable for such financial year and (save and except those accounting principles, standards and practice which only came into effect or cease to be effective in the relevant financial year) on a consistent basis; and

            (ii) comply in all material respects with all applicable ordinances, statutes and regulations as at the Audited Accounts Date and show a true and fair view of the state of affairs of the Group and of its results for the period in question;

                                                                             - 9

            (iii) are not affected by any unusual or non-recurring items and do not include transactions not normally undertaken by the relevant member of the Group (save as disclosed in the said relevant accounts); and

            (iv) make adequate provision for all taxation whether in Hong Kong or any other part of the world in respect of all accounting periods ended on or before the respective date for which the relevant member of the Group was then or might at any time thereafter become or have been liable;

      (i) the interim accounts of the Group for the period ended on the Interim Accounts Date:

            (i) have been properly prepared in accordance with generally accepted accounting principles and accounting standards issued by the Hong Kong Institute of Certified Public Accountants that were applicable for such period and (save and except those accounting standard which only came into effect or cease to be effective for such periods) on a consistent basis;

            (ii) comply in all material aspects with all applicable ordinances, statutes and regulations in force as at the Interim Accounts Date;

            (iii) are not affected by any unusual or non-recurring items and do not include transactions not normally undertaken by the relevant member of the Group (save as disclosed in the said relevant accounts); and

            (iv) make adequate provision for all taxation whether in Hong Kong or any other part of the world in respect of all accounting periods ended on or before the respective date for which the relevant member of the Group was then or might at any time thereafter become or have been liable;

      (j) since the Interim Accounts Date and save as otherwise publicly announced by the Company prior to the date hereof:-

            (i) there has been no material adverse change in the condition, financial or otherwise, or the earnings, business affairs or business prospects (whether or not arising in the ordinary course of business) of any member of the Group and no event has occurred which may give rise to a material adverse change in such position in the foreseeable future; or

            (ii) each member of the Group has carried on its business in the ordinary and usual course so as to maintain it as a going concern;

            (iii) no member of the Group has incurred or become subject to any liability or obligation of a material nature except liabilities and obligations incurred under contracts entered into in the ordinary course of business;

                                                                            - 10

            (iv) no further liability for taxation of a material nature has arisen, or shall arise, otherwise than as a result of activities in the ordinary course of business of the Group; and

            (v) no member of the Group has acquired, sold, transferred or otherwise disposed of any assets of a material nature to the Group taken as a whole or cancelled or waived or released or discounted in whole or in part any debts or claims of a material nature, except, in each case in the ordinary course of business;

      (k) there is no order, decree or judgment of any court or governmental agency or regulatory body outstanding or anticipated against any member of the Group nor, is there any investigation or enquiry by any governmental agency or regulatory body outstanding or anticipated against any member of the Group, in each case which can reasonably be expected to have or has had a material adverse effect upon the condition, financial or otherwise or the earnings, business affairs or business prospects (whether or not arising in the ordinary course of business) of the Company;

      (l) the execution and delivery of, and the performance by the Company of its obligations under this Agreement do not and will not, and this Agreement does not and will not:

            (i) result in a breach in any material respect of, or constitute a default under, any instrument to which any member of the Group is a party or by which any member of the Group or any of their respective properties is bound; or

            (ii) result in a breach in any material respect of any laws to which any member of the Group are subject or by which any member of the Group or any of their respective properties are bound; or

            (iii) infringe, breach or violate the terms of any mortgage, deed of trust, indenture, loan agreement, contract or other undertaking or instrument to which any member of the Group is a party or which is binding upon it or its assets, and does not and will not result in the creation of imposition of any encumbrance on any of its assets pursuant to the provisions of any such mortgage, contract or other undertaking or instrument, in either case, which could reasonably be expected to have a material adverse effect on the operation or the financial position of the Company;

      (m) there is no claim, litigation, arbitration, prosecution or other legal proceedings or investigation or enquiry in progress or pending or threatened against any member of the Group which would materially and adversely affect the operations of the Company nor is the Company aware of any claim or any facts

                                                                            - 11
            or circumstances of a material nature which could give rise to a claim against any member of the Group and which can reasonably be expected to have or has had a material adverse effect upon the condition, financial or otherwise or the earnings, business affairs or business prospects (whether or not arising in the ordinary course of business) of the Company;

      (n) without the prior written consent of the Subscriber (which consent shall not be unreasonably withheld or delayed), from the date hereof until the issue of the Subscription Note, no act will be done other than any issue of Shares pursuant to the Placing and the Capital Restructuring and no circumstance will arise which will had the Subscription Note been issued as at the date hereof (or but for Conditions 8.3 and 8.5 would) give rise to an adjustment of the Conversion Price under Condition 8 of the Notes;

      (o) all publicly available information and records of the Company (including information contained in announcements, annual reports, statutory filings and registrations) are and were, when supplied or published, true and accurate in all material respects and not misleading in any material respect;

      (p) save for options issued under any employee share option schemes, the proposed issue of Shares pursuant to the Placing, no unissued share capital of the Company is under option or agreed conditionally or unconditionally to be put under option and no person has an outstanding warrant, pre-emptive right or any other right of any description to require shares to be allotted or issued by the Company; and

      (q) there is no outstanding indebtedness of any member of the Group which has become payable or repayable by reason of any default of any member of the Group and which will have a material adverse effect on the Group as a whole or on the Company's ability to perform any of its obligations contemplated hereunder.

5.2 The Company hereby agrees and acknowledges that the Subscriber is entering into this Agreement in reliance on the Warranties and is entitled to treat such representations and warranties as conditions of the Agreement.

5.3 Prior to the Completion Date, the Company undertakes to notify the Subscriber in writing if it is aware of any breach of the Warranties made by the Company under this Agreement and specified in Clause 5.1 (or of any matter or event coming to its attention which shows any such Warranties to be or to have been untrue, inaccurate or misleading) and to provide details of such breaches (or matters or events) in such notice.

5.4 The Company undertakes to indemnify the Subscriber in full from and against all losses, liabilities, costs and claims which the Subscriber may suffer or incur or arising out of, or in connection with, a breach of any of the Warranties made by the Company and which are specified in Clause 5.1.

5.5 The Subscriber hereby represents, warrants and undertakes to the Company that as at the

                                                                            - 12
            date hereof and as at Completion:

      (a) the Subscriber is duly incorporated and validly existing in good standing under the laws of Bermuda;

      (b) the Subscriber has the authority to enter into and perform this Agreement and that in entering into this Agreement, the Subscriber does not do so in breach of any applicable legislation and this Agreement constitutes valid, binding and enforceable obligations of the Subscriber; and

      (c) the execution and delivery of, and the performance by the Subscriber of its obligations under this Agreement do not and will not, and this Agreement does not and will not breach any provisions of its memorandum or articles of association.


6.    TERMINATION BY THE SUBSCRIBER

6.1 Notwithstanding anything contained in this Agreement, the Subscriber may by prior notice to the Company terminate this Agreement at any time prior to payment for the Subscription Note to the Company on the Completion Date if:

      6.1.1 there develops, occurs or comes into effect:

            (a) any event, development or change (whether or not local, national or international or forming part of a series of events, developments or changes occurring or continuing before, on and/or after the date hereof), including an event or change in relation to or a development of an existing state of affairs of a political, military, industrial, financial, economic, fiscal, regulatory or other nature, whether or not sui generis with any of the foregoing, resulting in a material and adverse change in, or which would be expected to result in a material and adverse change in, political, economic, fiscal, financial, regulatory or stock market conditions in the PRC (including Hong Kong) and/or the United States and/or the United Kingdom;

            (b) the imposition of any moratorium, suspension or material restriction on trading in securities generally on the Stock Exchange due to exceptional financial circumstances or otherwise;

            (c) any material and adverse change in conditions of local, national or international securities markets;

            (d) any new law or regulation or change in existing laws or regulations or any change in the interpretation or application thereof by any court or other competent authority in Hong Kong or any other jurisdiction relevant to the Group which shall materially and adversely affect the business or the financial or trading position of the Company;

                                                                            - 13

            (e) any suspension of dealings in the Shares for a period exceeding ten (10) Business Days other than due to the clearance of the Announcement;

            (f) a change or development involving a prospective change of taxation or exchange control (or the implementation of exchange control) in Hong Kong or elsewhere which would materially and adversely affect the business, financial or trading position of the Company; or

            (g) the instigation of any litigation or claim of material importance by any third party against any member of the Group which would materially and adversely affect the business, financial or trading position of the Company, and which can reasonably be expected, in the opinion of the Subscriber acting reasonably, to have or has had a material adverse effect upon the condition, (financial or otherwise) or earnings, business affairs or business prospects of the Company;

      6.1.2 there is any breach in of any of the Warranties made by the Company as set out in this Agreement and specified in Clause 5.1 which has come to the knowledge of the Subscriber or any event which has occurred or any matter which has arisen on or after the date of this Agreement and prior to the Completion which (a) if it had occurred or arisen before the date hereof would have rendered any of such Warranties untrue, inaccurate or misleading, or (b) in the opinion of the Subscriber acting reasonably, materially and adversely affects the financial position or business of the Company;

      6.1.3 there has been a breach of or failure to perform any of the Company's obligations in any material respect under this Agreement.

6.2 In the event that the Subscriber terminates this Agreement pursuant to Clause 6.1, all obligations of each of the parties under this Agreement, save for Clauses 5.4, 7, 9 and 11, shall cease and determine and no party shall have any claim against any other party in respect of any matter arising out of or in connection with this Agreement except for any antecedent breach.


7.    NOTICES

      Any notice required or permitted to be given by or under this Agreement shall be in writing and if to the Company or the Subscriber shall be given by delivering it to its address or facsimile number shown below:

      the Subscriber:-

      Address: 8/F., Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong

                                                                            - 14

      Fax:       2810 6982
      Attention: Board of Director

      The Company:-

      Address:   7th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon,
                 Hong Kong
      Fax:       2542 0298
      Attention: the Board of Directors

      or to such other address or facsimile number in Hong Kong as the party concerned may have been notified to the other parties pursuant to this Clause and may be given by sending it by hand to such address or by facsimile transmission to such facsimile number, or to such other address or facsimile number as the party concerned may have notified to the other parties in accordance with this Clause. In respect of notice served on the Company, such notice shall be deemed to be served on the day of delivery or facsimile transmission (or, if the day of delivery or transmission is not a Business Day or if the delivery or transmission is made after 5:00 pm Hong Kong time, deemed to be served on the immediately following Business Day), or if sooner upon acknowledgement of receipt by or on behalf of the parties to which it is addressed. In respect of notice served on the Subscriber, such notice shall be deemed to be served on the Business Day after the date of delivery or facsimile transmission (or, if the date of delivery or transmission is not a Business Day or if the delivery or transmission is made after 5:00 pm Hong Kong time, the next following Business Day).


8.    COSTS AND EXPENSES

      Each party shall bear its own costs (including legal costs) and expenses in connection with the preparation, negotiation and settlement of this Agreement. Capital fees or stamp duty (if any) relating to the issue and delivery of the Subscription Note shall be borne by the Company.


9.    GENERAL PROVISIONS RELATING TO AGREEMENT

9.1   Time shall be of the essence of this Agreement.

9.2 This Agreement shall be binding on and enure for the benefit of the successors of each of the parties and shall not be assignable.

9.3 The exercise of or failure to exercise any right or remedy in respect of any breach of this Agreement shall not, save as provided herein, constitute a waiver by such party of any other right or remedy it may have in respect of that breach.

9.4 Any right or remedy conferred by this Agreement on any of the parties for breach of this Agreement (including without limitation the breach of any representations and warranties) shall be in addition and without prejudice to all other rights and remedies

                                                                            - 15
      available to it in respect of that breach.

9.5 This Agreement (together with the other documents referred to herein including, without limitation, the Subscription Note) constitutes the entire agreement between the parties with respect to its subject matter (neither party having relied on any representation or warranty made by the other parties which is not contained in this Agreement) and no variation of this Agreement shall be effective unless made in writing and signed by the parties.

9.6 This Agreement supersedes all and any previous agreements, arrangements or understanding between the parties relating to the matters referred to in this Agreement and all such previous agreements, understanding or arrangements (if any) shall cease and determine with effect from the date hereof.

9.7 If at any time any provision of this Agreement is or becomes illegal, void or unenforceable in any respect, the remaining provisions hereof shall in no way be affected or impaired thereby.

9.8 Subject to the requirements of the Stock Exchange or any other law and regulation, none of the parties hereto may make any press or other announcements relating to this Agreement and the Notes without prior consultation with the other parties hereto.

9.9 The terms of this Agreement and the Subscription Note shall remain valid and enforceable notwithstanding the issue and redemption, conversion or exchange of the Subscription Note to the extent that any of the terms in this Agreement or the Subscription Note have not been fully and properly performed or satisfied.


10.   COUNTERPARTS

      This Agreement may be executed by the parties hereto in any number of counterparts and on separate counterparts, each of which when so executed shall be deemed an original but all of which shall constitute one and the same instrument and is binding on all parties.


11.   GOVERNING LAW AND JURISDICTION

      This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and each party hereby submits to the non-exclusive jurisdiction of the courts of Hong Kong as regards any claim or matter arising under this Agreement.

      AS WITNESS whereof this Agreement has been duly executed on the date first above written.

                                                                            - 16

SIGNED by                                            )
                                                     )
for and on behalf of                                 )
CHINA ENTERPRISES LIMITED                            )
in the presence of:-                                 )










SIGNED by                                            )
                                                     )
for and on behalf of                                 )
WING ON TRAVEL (HOLDINGS)                            )
LIMITED                                              )
in the presence of:-                                 )

                                                                            - 17

                                   SCHEDULE I

                                FORM OF THE NOTE




                                                                            - 18

                              Dated March 23, 2006




                      (1) CHINA ENTERPRISES LIMITED



                      (2) WING ON TRAVEL (HOLDINGS) LIMITED



                  ---------------------------------------------

                             SUBSCRIPTION AGREEMENT
                            in respect of an issue of
                  2% Convertible exchangeable notes due 2011 by
                        WING ON TRAVEL (HOLDINGS) LIMITED

                  ---------------------------------------------













                                                       RICHARDS BUTLER
                                                       20th Floor
                                                       Alexandra House
                                                       16-20 Chater Road
                                                       Hong Kong
                                                       Ref: DTFH/ISWY/A214-037